UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 21, 2011

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

300 Holiday Square Blvd. Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (985) 335-1500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Amendment to Hughes Agreement

On March 21, 2011, Globalstar, Inc. (“Globalstar” or the “Company”) and Hughes Network Systems, LLC (“Hughes”) entered into an amendment to the contract between them dated May 1, 2008 under which, among other things, Hughes will design, supply and implement ground network equipment and software upgrades for installation at a number of the Company’s satellite gateway ground stations. The amendment extended to July 31, 2011 (or earlier if the Company obtains additional financing) the deadline for Globalstar to make a scheduled payment of approximately $9.3 million, which was previously due on February 2, 2011. The deferred payment will incur interest at the rate of 10% per annum.  If Globalstar does not make the required payment by July 31, 2011, it may terminate the contract for convenience.  If the contract is terminated for convenience on July 31, 2011, then Globalstar must make a final payment of $20.0 million in either cash or Globalstar common stock at the Company’s election. If the Company elects to make payment in Globalstar common stock, Hughes will have the option either to accept the common stock or instruct the Company to complete a block sale of Globalstar common stock and deliver the proceeds to Hughes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Dirk Wild
Dirk Wild
Senior Vice President and Chief Financial Officer

Date:  March 25, 2011